As filed with the Securities and Exchange Commission on July 17, 2026.

Registration No. 333-251923

Registration No. 333-261502

Registration No. 333-275904

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS TO:

REGISTRATION STATEMENT ON FORM S-8 No. 333-251923

REGISTRATION STATEMENT ON FORM S-8 No. 333-261502

REGISTRATION STATEMENT ON FORM S-8 No. 333-275904

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER LP

(Exact name of registrant as specified in its charter)

Texas	30-0108820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Energy Transfer LP Long-Term Incentive Plan

(Full title of the Plan)

Dylan A. Bramhall

Executive Vice President and Group Chief Financial Officer

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On July 6, 2026, Energy Transfer LP (the “Registrant”) changed its state of domicile from the State of Delaware to the State of Texas pursuant to a plan of conversion. This redomiciliation was approved by the board of directors of the general partner in reliance in part on the recommendation and Special Approval (as defined in the Delaware Partnership Agreement (as defined below)) of the Conflicts Committee (as defined in the Delaware Partnership Agreement). As a result of the redomiciliation, among other things, the affairs of the Registrant ceased to be governed by the Delaware Revised Uniform Limited Partnership Act and became subject to the Texas Business Organizations Code (the “TBOC”); the certificate of limited partnership and Fourth Amended and Restated Agreement of Limited Partnership of the Registrant (the “Delaware Partnership Agreement”) that were in effect immediately prior to the redomiciliation were replaced by a new certificate of formation filed with the Secretary of State of the State of Texas and the Agreement of Limited Partnership of the Registrant (the “Texas Partnership Agreement”) approved in connection with the redomiciliation and plan of conversion; and each common unit of the Registrant as a Delaware limited partnership was converted into a common unit of the Registrant as a Texas limited partnership.

Pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof the Registrant is filing these Post-Effective Amendments (the “Amendments”) to the following Registration Statements on Form S-8 of the Registrant (collectively, the “Registration Statements”), solely to reflect the change in the Registrant’s state of domicile as a result of the redomiciliation or as necessary to keep the Registration Statements from being misleading in any material respect:

•	Registration Statement on Form S-8 (No. 333-251923), filed with the Securities and Exchange Commission (the “SEC”) on January 6, 2021;

•	Registration Statement on Form S-8 (No. 333-261502), filed with the SEC on December 6, 2021; and

•	Registration Statement on Form S-8 (No. 333-275904), filed with the SEC on December 6, 2023.

Pursuant to Rule 414(d), the Registrant expressly adopts the Registration Statements, as modified by these Amendments, as its own for all purposes of the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the redomiciliation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from these Amendments in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 have been or will be delivered to the participants in the plan covered by the Registration Statements as adopted by these Amendments as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of these Amendments or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant are hereby incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

(c) the Registrant’s Current Reports on Form 8-K filed on January 13, 2026, January  27, 2026, June  3, 2026, July  6, 2026 and July 8, 2026; and

(d) the descriptions of the Registrant’s securities registered under Section 12 of the Exchange Act contained in Exhibit 4.69 and Exhibit 4.70 to the Registrant’s Annual Report on Form 10-K filed on February 16, 2024, which update the descriptions of the Registrant’s common units and Series I Fixed Rate Perpetual Preferred Units contained in the Registrant’s Registration Statements on Form 8-A filed with the SEC on January 31, 2006 and November 2, 2023, respectively, including all other amendments and reports filed for the purpose of updating such descriptions.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the SEC) and prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As provided in the Texas Partnership Agreement, which is incorporated herein by reference, the Registrant will generally indemnify its general partner, officers, directors and affiliates of its general partner to the fullest extent permitted by law against all losses, claims, damages or similar events; provided, that the indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. To the fullest extent permitted by applicable law, Chapter 8 of the TBOC shall not apply to the Registrant, any partners or any indemnitee.

To the extent that the indemnification provisions of the Texas Partnership Agreement purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

The Registrant also maintains insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of these Amendments:

Exhibit Number	Description of Document
4.1	Certificate of Formation of Energy Transfer LP, dated as of July 6, 2026 (incorporated by reference to Exhibit 3.1 of Form 8-K12B (File No. 1-32740) filed by Energy Transfer LP on July 6, 2026)

4.2	Agreement of Limited Partnership of Energy Transfer LP, dated as of July 6, 2026 (incorporated by reference to Exhibit 3.2 of Form 8-K12B (File No. 1-32740) filed by Energy Transfer LP on July 6, 2026)

4.3	Amended and Restated Energy Transfer LP Long-Term Incentive Plan (formerly the Amended and Restated Energy Transfer Equity, L.P. Long-Term Incentive Plan) (incorporated by reference to Exhibit 10.1 of Energy Transfer LP’s Annual Report on Form 10-K (File No. 1-32740) filed by Energy Transfer LP on February 23, 2018)

4.4	First Amendment to the Amended and Restated Energy Transfer LP Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Energy Transfer LP’s Registration Statement on Form S-8 (File No. 333-251923) filed by Energy Transfer LP on January 6, 2021)

4.5	Second Amendment to the Amended and Restated Energy Transfer LP Long-Term Incentive Plan (incorporated by reference to Exhibit 99.3 of Energy Transfer LP’s Registration Statement on Form S-8 (File No. 333-251923) filed by Energy Transfer LP on January 6, 2021)

4.6	Third Amendment to the Amended and Restated Energy Transfer LP Long-Term Incentive Plan (incorporated by reference to Exhibit 4.4 of Energy Transfer LP’s Registration Statement on Form S-8 (File No. 333-275904) filed by Energy Transfer LP on December 6, 2023)

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm

23.2*	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1)

24.1*	Powers of Attorney (incorporated by reference to the signature pages hereto)

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statements.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 17, 2026.

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Dylan A. Bramhall
Dylan A. Bramhall
Executive Vice President and Group Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Long, Dylan A. Bramhall, James M. Wright, Jr. and William J. Healy and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these Registration Statements on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, these Amendments have been signed by the following persons in the capacities indicated, which are with LE GP, LLC, the general partner of Energy Transfer LP, on July 17, 2026.

Signature	Title
/s/ Kelcy L. Warren	Executive Chairman
Kelcy L. Warren

/s/ Thomas E. Long	Co-Chief Executive Officer and Director
Thomas E. Long	(Co-Principal Executive Officer)

/s/ Marshall S. McCrea, III	Co-Chief Executive Officer and Director
Marshall S. McCrea, III	(Co-Principal Executive Officer)

/s/ Dylan A. Bramhall	Executive Vice President and Group Chief Financial Officer
Dylan A. Bramhall	(Principal Financial Officer)

/s/ A. Troy Sturrock	Group Senior Vice President and Controller
A. Troy Sturrock	(Principal Accounting Officer)

/s/ Steven R. Anderson	Director
Steven R. Anderson

Signature	Title
/s/ Michael K. Grimm	Director
Michael K. Grimm

/s/ John W. McReynolds	Director
John W. McReynolds

/s/ James R. Perry	Director
James R. Perry

/s/ Matthew S. Ramsey	Director
Matthew S. Ramsey